Exhibit 99.1
NEWS RELEASE
Visteon receives $1.5 billion in secured financing commitments
VAN BUREN TOWNSHIP, Mich., May 16, 2006 — Visteon Corporation (NYSE:VC) has received financing commitments from JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. to provide Visteon with $1.5 billion in secured loan facilities.
The new secured loans will include an $800 million seven-year term loan, with the remainder being divided between two five-year revolving credit facilities for the U.S. and Europe. Proceeds from the financing are expected to be used to repay amounts outstanding under the company’s existing secured facilities, scheduled to mature in June 2007, and for general corporate purposes. Final terms of the loans will be based on market terms, and the financing commitments are subject to customary terms and conditions.
The new loan facilities are expected to be completed over the next several weeks. “We are following through on our plan to address, by mid-summer of this year, all credit facilities that expire in June 2007,” said James F. Palmer, Visteon executive vice president and chief financial officer. “This is another important milestone in Visteon’s three-year improvement plan.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 24 countries and employs approximately 50,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, including changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing and future credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers; our ability to implement, and realize the anticipated benefits of, restructuring and other cost-reduction initiatives and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs;

Contact(s):	Media Inquiries	Analyst Inquiries	Visteon Corporation
	Kimberley Goode	Derek Fiebig	One Village Center Drive
	734-710-5000	734-710-5800	Van Buren Twp., Mich., 48111
	kgoode@visteon.com	dfiebig@visteon.com

the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2005). We assume no obligation to update these forward-looking statements.
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